UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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The Walt Disney Company

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Commencing March 1, 2012, The Walt Disney Company sent the following communication to certain shareholders.

RE: The Walt Disney Company Supplementary Proxy Material

We write with respect to the ISS Proxy Report you may have seen regarding the proposals to be voted on at The Walt Disney Company annual shareholder meeting.

Over the past year, the Company’s Board of Directors made careful, critical decisions about one of the most important responsibilities that a Board has to its shareholders: who should be the Company’s CEO and what succession process will lead to the greatest long term success and stability for the corporation.

The independent members of the Board unanimously decided to retain Mr. Iger for an extended term, to structure a compensation package to induce him to remain, and to tailor a succession process timed to Mr. Iger’s expected retirement.

In its report, ISS has substituted its opinion for the studied analysis and judgment reached by the Board. As detailed below, the ISS approach and reasoning are both deeply flawed and out of touch with shareholder interests, given the circumstances and the performance of the Company.

The Board’s decisions are in the best interests of its shareholders and thus, deserve shareholder support.

ISS RECOMMENDATION AGAINST THE MEMBERS OF THE GOVERNANCE & NOMINATING COMMITEE

•

After many months of deliberation, the Company’s Board of Directors made a decision about how best to structure its CEO succession process. In doing so, the Board carefully considered various leadership models, the powers of a lead independent director, Mr. Iger’s performance throughout his tenure (as detailed below) and the Board’s experience with Mr. Iger, as well as its assessment of his leadership abilities. Of critical importance was its consideration of how to create the best process for identifying and establishing a successor for Mr. Iger.

o	As a result, the Board decided to initiate a discussion with Mr. Iger to urge him to extend his term through mid-2016. The Board concluded that succession planning would be best served by naming Mr. Iger Chairman to replace the retiring John Pepper, and by naming a successor CEO during Mr. Iger’s extended tenure in order to enable a healthy mentoring process during the remainder of his term as Chairman.

o	To assure the independence of the Board from a governance perspective, the Board decided to appoint an independent lead director with duties and responsibilities that, ironically, exceed in scope those recommended by ISS.

•	ISS second-guesses these profoundly important and highly informed Board judgments and recommends a vote against the members of the Governance & Nominating Committee.

o	ISS asserts that the Board “reversed a commitment to independent board leadership without conducting outreach to shareholders beforehand.” That accusation is false. No such commitment was made.

•	As ISS concedes, the Board’s commitment is found in the Company’s Corporate Governance Guidelines. But ISS never once quotes the Guidelines, which contain no such commitment. Here is the commitment that was, in fact, made:

“The Chairman of the Board shall be an independent director unless the Board concludes that the best interests of shareholders would be otherwise better served. In such circumstances the Board shall (a) provide a written statement in its next proxy materials discussing why the different arrangement is in the best interests of shareholders, and (b) designate one independent Director to serve as Lead Director, with the duties and responsibilities described below.”

•	In establishing this policy, the Board recognized that decisions about the Chair position are necessarily situational and need to be based on an assessment of the structure that would best serve the interests of shareholders given the mix of circumstances existing for the Company at the time. The Board specifically limited its commitment to a post-decision explanation, recognizing that often these decisions involve sensitive internal issues that cannot be vetted publicly in advance.

•	The Board fully lived up to the commitment it made:

•	The decision was the product of careful deliberation over many months.

•	The Board provided a written explanation at the time it made the decision and in the proxy statement.

•	The Board committed to name a lead independent director.

o	ISS’s other bases for its recommendation are similarly flawed. ISS leads its analysis section by concluding that the Board’s rationale “does not appear compelling.” But what is not compelling are the reasons it offers for its view:

•	ISS suggests there is something out of the ordinary about combining the Chair and CEO functions. This is patently incorrect, since 68% of the top 100 S&P companies have combined CEO and Chair positions, and only 11% of the top 100 S&P companies have independent chairmen (as determined by a 2011 survey by an executive recruiting firm).

•	ISS speculates that “some shareholders might understandably question whether this is a board that cannot say ‘no’ to Mr. Iger.” There is absolutely no basis for this surmised concern. Indeed, the idea to extend Mr. Iger’s term and to have him serve as Chairman was initiated by the Board and not by Mr. Iger. ISS’s assertion is not sustainable and cannot be credibly maintained from a governance perspective, given that 90% of the Board is independent and will be led by an independent lead director who will have more powers than those recommended by ISS itself.

ISS’S RECOMMENDATION ON SAY ON PAY

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In recommending against the Company’s position on say on pay, ISS has again substituted its opinion for the studied analysis and judgment of the Board as to the compensation that was appropriate to secure Mr. Iger’s services for the Company through mid-2016.

•

Given the Board’s focus on driving long-term shareholder value, the Board rightfully considered Mr. Iger’s performance over the course of his tenure when viewed in relation to the industry peers against which both he and his compensation package are most fairly measured. On that measure Mr. Iger’s compensation is fully warranted.

o	The Committee looks at performance and compensation in relation to the single most appropriate set of peers available: the five major publicly held entertainment companies whose management issues and challenges most closely resemble those of The Walt Disney Company (News Corporation, Time Warner, Comcast, CBS and Viacom).

o	Mr. Iger is among the most successful and well-regarded chief executive officers in the media industry. Disney has delivered exceptional total shareholder return during Mr. Iger’s tenure relative to any reasonable comparison group.

•	A $100 investment made in Disney when Iger became CEO on October 1, 2005 would have been worth $171 on December 30, 2011. This compares to:

•	Only $117 for an investment in the S&P 500 index.

•	No more than $136 for an investment in any of the four media company peers that were publicly traded on October 1, 2005 (CBS – $136; News Corporation – $121; Time Warner – $110; and Comcast – $130. Viacom wasn’t publicly traded on October 1, 2005).

o	Mr. Iger’s compensation is entirely in line with the compensation paid chief executive officers of the five other media peers. With the exception of 2008, Mr. Iger’s compensation during his tenure as chief executive officer has been near to or lower than the median reported compensation of the chief executive officers of these companies, despite the fact that the Company is a larger and more complicated company than any of these peers.

o

Notwithstanding these comparators, the Compensation Committee (a) provided Mr. Iger no upfront grants to induce him to extend his tenure (even though CEOs of other media companies have recently been given significant up – front grants); and

(b) structured Mr. Iger’s compensation package such that 90% of its potential value is in the form of performance-based bonus, performance-based restricted stock units and options and thus is dependent on Mr. Iger’s ability to continue to deliver returns to shareholders.

•	The opinion that ISS has substituted for the studied analysis and conclusions reached by the Board is flawed in a number of important ways:

o	ISS arbitrarily ignores the Company’s performance over the tenure of Mr. Iger’s leadership of the Company, which the Board considers a critically important factor in assessing Mr. Iger’s capability to drive long-term shareholder value.

o	ISS has off-handedly and improperly dismissed the Board’s well considered judgment that the five media companies with whom the Company competes for talent are the most relevant points of comparison to assess performance and to structure a compensation package to retain a CEO.

•	ISS’s position is out of touch with the reality that no company could attract and retain top management if its compensation packages are not competitive with those offered by the companies with whom it competes for talent.

o	ISS has arbitrarily chosen to understate the performance-based nature of Mr. Iger’s compensation by declaring that options are not performance based even though they are of value only if and to the extent that the share price when exercised exceeds the price on the date of grant.

For the foregoing reasons, we believe ISS’s recommendations are unwarranted and urge you to vote for each of the directors and for approval of the advisory vote on executive compensation.

If you have questions, you may direct them to Lowell Singer, Senior Vice President – Investor Relations, at 818-560-6601.